AUGUST 2, 2018 / 03:00PM GMT, LCII - Q2 2018 LCI Industries Earnings Call

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EDITED TRANSCRIPT
LCII - Q2 2018 LCI Industries Earnings Call

EVENT DATE/TIME: AUGUST 2, 2018 / 03:00PM GMT

AUGUST 2, 2018 / 03:00PM GMT, LCII - Q2 2018 LCI Industries Earnings Call

CORPORATE PARTICIPANTS
Brian Michael Hall LCI Industries - CFO
Jason D. Lippert LCI Industries - CEO & Director
Scott T. Mereness LCI Industries - President
Tyler Deur

CONFERENCE CALL PARTICIPANTS
Alice Linn Wycklendt Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Daniel Joseph Moore CJS Securities, Inc. - Director of Research
Gregory R Badishkanian Citigroup Inc, Research Division - MD and Senior Analyst
Kathryn Ingram Thompson Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Seth Woolf Northcoast Research Partners, LLC - VP & Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2018 LCI Industries Earnings Conference Call. (Operator Instructions) I would now like to introduce your host for today's conference call, Mr. Tyler Deur, Investor Relations. You may begin, sir.

Tyler Deur

Thank you, Kevin. Good morning, everyone, and welcome to the LCI Industries 2018 Second Quarter Conference Call. I'm Tyler Deur with Lambert Edwards, LCI's Investor Relation's firm, and I'm joined on the call today by members of LCI's management team, including Jason Lippert, CEO and Director; Scott Mereness, President; and Brian Hall, CFO.

Management will be discussing second quarter results in just a moment, but first, they've asked me to inform you that certain statements made in today's conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involves a number of risks and uncertainties. As a result, the company cautions you that there are number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the company's earnings release, in its annual report on the Form 10-K and in its others filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?

Jason D. Lippert - LCI Industries - CEO & Director

Thank you, Tyler. Good morning, everyone, and welcome to LCI's second quarter earnings call for 2018. We're happy to announce another record quarter with Q2 revenues reaching $684 million, up from $547 million or 25% from the same quarter last year.

LCI's OEM segment grew to approximately $617 million in sales for Q2, up from $503 million or 23% from the same quarter last year. Our Aftermarket Segment grew to $68 million in the quarter, up from $45 million or 51% up from the same quarter last year. Diluted earnings per share grew from $1.59 per share to $1.86 per share during the same period.

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Wholesale shipments in May and June were down from last year due to some inflated dealer inventories, but we believe this to be a temporary wholesale slowdown. Ultimately, unfavorable April weather and dealers over ordering during the last several quarters because they didn't get all of the units that they needed last spring selling season and created a short-term wholesale correction. The good news is that, that May retail numbers remains positive as combined towable retail sales are up almost 7% through May, and OEMs, more importantly have reported strong retail sales in the month of June and July. On the wholesale side, towable sales are still up 7% from last year.

In 5 years, the millennial generation will be nearing age 40 and younger buyers continue to enter the RV lifestyle in big numbers. LCI is spending considerable time innovating new features that cater to this generation of RVers through developments around connectivity, button press features as well as big changes around component aesthetics and functionality.

The total projected shipments for 2018 are still expected to be over 510,000 units, the largest shipment total since 1972. This favorable outlook is based on continued modest gains in wages, household wealth, relatively small increases in inflation and interest rates, gas prices, availability of credit, consumer confidence and most importantly, an economy that has good momentum. We firmly believe the younger buyers that are flocking to the RV lifestyle, love it because it offers access to family, community and the outdoors, which in today's environment access is more restricted than ever in these important areas. More younger buyers will help create a new normal with respect to higher long-term industry shipments.

All of this positive news, unfortunately, does not mitigate the effect that the recent tariffs have had on LCI and the RV industry as a whole. The Trump administration tariffs and even the anticipation of the Trump tariffs, have had an adverse impact on domestic steel and aluminum prices in the last few quarters.

However good the intentions were, it does not change the fact that aluminum prices have risen over 25% since last September of last year and steel prices have risen over 30%. LCI currently purchases approximately 300,000 tons of steel annually and 40,000 tons of aluminum, almost all domestic. Due to foreign competition over the years, the steel industry has made it clear that they have raised prices recently to get back to more normalized margin in their businesses. Nucor, one of the nation's leading steel producers and a large supplier to LCI, announced just last week, its highest second quarter earnings in the company's history, doubling profits from their Q1 of 2018.

Last quarter, we spoke of how we initiated price increases to address the impact of steel and aluminum tariffs and expected to see the impact of these increases in late Q2 and early Q3 of this year. It's always difficult to pass along increases of this magnitude, especially considering how much of a moving target it has been. But we worked very closely with our customers to make sure they understand this tariff-related increase has largely been out of LCI's control. Because many of the tariffs and increases on our raw materials have moved so quickly, we weren't able to capture 100% of it, but we continue to work toward good resolutions with our customers. We are being creative with our customers to try to minimize the increases where possible, by reorganizing component and product content, as well as getting creative on the product build cost through value-added, value engineering and other cost savings ideas. In addition, we're confident that our OEM partners will do their best to re-content their product lines, so the retail customer does not feel much of the inflationary impact of these increases. Our customers are excellent at making sure price points and products, best meet the retail price point expectations of retail customers.

Even with the challenges that we face with tariffs and customer re-contenting, our content per towable RV increased significantly this past quarter. We are committed to be known as a value-added engineered products company for the recreational and industrial markets. We aren't interested in manufacturing me-too products that can easily be copied. Our R&D pipeline, while full of new RV products, is developing innovative products for cargo and equestrian trailers, European caravan and motorhomes, pontoon and power boats and several aftermarket product categories.

Many of our new products for the RV industry will debut at the Elkhart Open House in September. Including the continued evolution of our OneControl system, interior and furniture packages, slide outs, entry doors and leveling systems. In addition, our partner Furrion will also debut several new products, which include kitchen appliances, air conditioners, TV antennas and water heaters. We also are launching several new marine products, such as power-steering new furniture, windshield and canvas designs in October at the popular marine supplier show IBEX in Tampa, Florida.

We want to again emphasize that LCI is laser focused on becoming a company that provides engineered products for the recreational and industrial markets, not just in North American RV industry. Since the recession in 2008, we have been diversifying away from simply being an RV industry supplier and our organic sales growth and acquisition history since the last recession clearly shows this.

In 2010, our net sales were approximately 80%, North-American RV base with the remainder of that manufactured housing. And today, we're about 55% North-American RV OEM based. The balance of our non-RV OEM revenues are spread out among aftermarkets, international sales and adjacent industries, which include marine, cargo, equestrian and equipment trailers, buses, manufactured housing, heavy trucking and commercial vehicles.

So when we look at RVIA's outlook, any negative short-term or long-term trends will not have the same impact on our results that it did 10 years

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ago. Our long-term goals for RV OEM to be less than 50% of our total sales in the coming years. Our future will continue to trend towards more products and businesses outside the North-American RV market by utilizing the processes and manufacturing and our core raw material disciplines, which are steel, aluminum, wood, fabric, glass, electric motors, hydraulic power systems and electronics manufacturing.

This broad skill-set allows us to engineer products and product solutions for many other industries that need great innovative and value-added components. When you couple all this with our robust R&D center, there isn't much we feel we can't do.

Further echoing our progress in non-RV OEM markets, we've had another record quarter of gains in our adjacent aftermarket and European markets. On the adjacent market front, sales for Q2 rose $168 million, up from $109 million or 54% from the same quarter last year.

We have focused on a significant amount of LCI's resources on our operational, engineering, research development, sales and automation teams to develop meaningful products to these newer markets. The marine market is quickly becoming our largest adjacent market from a sales perspective, as our sales have quickly reached a run rate of $250 million.

We have believed all along that this industry was ripe for more innovation in a larger and more strategic supply strategy. Our Taylor Made and Lexington acquisition integrations are in full swing and going better than planned, as many opportunities are continuing to present themselves there.

Our aftermarket business continues to break LCI records as well. Sales rose to $68 million, up from $45 million or 51% from the same quarter last year. Year-over-year growth in this area is starting to become more meaningful. Operating profit rose to $10.5 million, up from $6.6 million or 59% from the same quarter last year.

This continued sales growth is a testament to our dedication to this market as well as the resources that we've allocated in our efforts to becoming one of the premier aftermarket suppliers in our industries. We are selling $1.5 billion in serviceable RV parts into the RV OEM market every year. And as a result, we believe replacement parts business will continue to grow.

Emphasizing our aftercare services as a replacement parts business growth is very strategic as it gets us closer to the dealers and retail customers. As we build our brand stronger with these groups, through these efforts, we become more valuable to all of our customers. We believe that this is the key of staying relevant in the long term and is why we've added significant resources to the aftermarket, including continued expansion and investment in our call center, training facilities and teams in those areas. In fact, we're opening a fully functioning training school this fall in our new Mishawaka service campus. This is designed to educate our OEM and dealer partners on how our products work as well as how to troubleshoot and fix technical issues.

As it stands, our OEM and dealers customers are telling us, that we are doing more in this area than any other supplier in the RV industry space. It will be difficult to lose if we are in the -- if we are the best at enhancing the customer service experience. We will continue our efforts in this area and take our philosophy to the marine aftermarket and every other aftermarket business we enter into.

The European front also continues to trend positively as we grow into our strategy in this area. In June, we completed the acquisition of Pontadera, Italy-based ST.LA. and its related businesses. This was another strategic acquisition in the European caravan market with a strong management team, led by Paula Milianti. ST.LA. manufactures many different steel and aluminum products for the European caravan market, including bed-lift mechanisms, table supports, ladders and holding tanks.

Outside of growth strategies, we're hard at work implementing lean and automation strategies. This year alone, we're working towards an estimated savings of $14 million in annual run rate with our lean continuous improvement and automation initiatives. We've estimated that over 2,000 additional lean -- team members have completed lean training in 2018 as part of our efforts to build a culture of continuous improvement and it is showing at every one of our facilities. As automation and manufacturing continues to see rapid advancement, we will be eyeing opportunities to create quick ROI through taking advantage of this advancing technology.

Similarly, we continue to see our culture transformation impact quality, safety and efficiency in a significant way through retaining our people longer than we ever have, through better leadership at the front lines of our business units. Culture transformation isn't easy and every company talks about it. But we have the improvement in our attrition numbers to show that people are making a conscious decision to stay at LCI as we create a work environment that our people don't want to leave.

Several years ago, our attrition was about 115% and we are now almost under 30%. Those results speak directly to the intentionality at which we are approaching better leadership and culture in the workplace.

In closing, I want to thank all of the teams at LCI for a great quarter. Now more than ever we're leaning on all of our teams to navigate this challenging climate. Our teams have risen to the occasion and are helping to mitigate several factors that are out of our control. We are all -- we also want to thank

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our customers who remained loyal through these challenges and truly appreciate their continued support and partnership.

I will now turn the call over to Brian Hall, our CFO, to discuss in more detail our Q1 financial results.

Brian Michael Hall - LCI Industries - CFO
Thanks Jason, and good morning to everyone joining us. Over the next few minutes, I'll provide some additional color regarding the financial results, as well as point out some highlights of our cash flows and financial position.

Our consolidated net sales for the second quarter of 2018, increased approximately 25% to $684 million, driven by organic sales growth of 13%, despite the slight year-over-year decline in RV wholesale shipments. The remainder of the year-over-year growth is attributable to acquisitions, which accounted for just under $64 million of the $137 million increase in net sales.

Net sales to original equipment manufacturers of RV's, boats, manufactured homes and school buses, just to name a few, increased 23% to almost $617 million. Sales to RV OEMs, our largest customer base grew at 14% compared to the second quarter of 2017, driven by strong growth in content per unit and acquired revenues of $14 million, which primarily impacted the motorized RV sales bucket.

Sales to adjacent OEMs grew over 54% to $168 million for the quarter, with acquired revenues contributing $42 million of the $59 million in growth. The Aftermarket Segment increased sales 51% to almost $68 million for the quarter. Acquired aftermarket revenues were $8 million.

Motorized RV content per unit for the twelve months ended June 30, 2018, increased $366 or 18% to $2,438 per unit, while towable RV content per unit increased $308 or 10% to $3,412 per unit. Growth in furniture, awnings and Furrion were key contributors to the increase, partially offset by the continued shift towards more entry-level product, which tends to carry less content per unit. Sales of Furrion products have increased 90% year-over-year and now account for $200 of towable RV content per unit.

Our consolidated net sales for the year-to-date 2018 period increased 28% to over $1.3 billion. Organic growth of over 17% is the primary driver, while acquired revenues make up the remainder, adding $116 million in net sales. Despite some of the challenges with wholesale RV shipments, consolidated net sales for July were approximately $188 million, up over 19% compared to the prior year.

Turning to profits. Our gross margins were 22% for the quarter, which was a 40 basis point improvement from Q1 2018. Material costs, primarily steel, aluminum and foam, have increased significantly over the past 18 months, and we experienced even higher increases in the first half of 2018 from the new tariffs on steel and aluminum. The company experienced the largest year-over-year increase in steel and aluminum cost during this second quarter of 2018. While the markets have somewhat stabilized, the noise around tariffs is anticipated to cause further volatility.

Several cost-based pricing initiatives have been implemented. Many of which have taken effect during the latter part of the second quarter and the first part of the third quarter. These pricing initiatives have begun to catch up and stabilize the cost inflations we have absorbed for the last 18 months. The timing of the adjustments have had a negative impact on short-term results.

In addition, we have incurred startup costs and facility moves relating to new products such as, school bus and train windows, as well as relocating certain businesses to handle continued sales growth. These costs have affected profit margins by over 50 basis points. As a point of reference, these costs impacted us by 80 basis points in the first quarter of 2018. Our teams have proven they can respond quickly on these matters.

Similarly, our teams have been focused on margin improvement for all of the recent acquisitions we have performed, and have been successful in improving margins over 150 basis points for Lexington and Taylor Made, two of the largest acquisitions we have made.

Operating expenses as a percentage of sales increased slightly from 12.4% in the second quarter of 2017 to 12.6% in the second quarter of 2018.

Our SG&A profile has been negatively impacted by certain acquisitions completed in 2018, including transaction-related costs and a higher expense profile when compared to LCI; however, they were more than offset by the operating leverage gained during the quarter.

The rising cost of transportation due to fuel prices and driver shortages have negatively impacted margins by over 30 basis points. Operating expenses were also negatively impacted by 30 basis points of non-operating items, such as severance cost during the quarter.

Q2 diluted earnings per share increased to $1.86 per share compared to $1.59 per share in Q2 of 2017, the increase in profit resulted from incremental sales, partially offset by the increases in labor, material and other cost as previously discussed. Noncash depreciation and amortization increased almost $4 million for the second quarter of 2018, driven by acquisitions and capital expenditures. The effective income tax rate for the second quarter

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was 24.4%, benefiting from the Tax Cuts and Jobs Act.

It is important to note the increase in the rate from the first quarter of 2018, which was 19.4%. The first quarter rate was favorably impacted by excess tax benefits from equity-based compensation, which typically creates a discrete benefit for LCI in the first and fourth quarters. This created a benefit of over $0.12 per share in the first quarter. We're estimating the 2018 full year effective tax rate to be 22% to 24%.

The company's financial position and cash flow remained strong. We continue to focus on putting our capital to work through disciplined strategic investments. While using $153 million in cash for business acquisitions, $55 million for capital expenditures and returning $29 million to our shareholders in the form of dividends, we ended the quarter in a net debt position of $197 million at June 30.

Our current leverage position relative to EBITDA was only 0.7x, and provides us ample flexibility for future investments. That's the end of our prepared remarks.

Kevin, we're ready to entertain questions. Thank you.

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QUESTION AND ANSWER

Operator
(Operator Instructions) our first question comes from Kathryn Thompson from Thompson Research.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Hi, thank you for taking my questions today and a nice job of managing the price costs in the quarter. Wanted to focus just on demand. I know that the industry as a whole -- the RV industry, that is as a whole has been working to right-size inventories and has resulted in lower production levels particularly in June, July. But love to get your thoughts in terms of where production levels are now, or into August and how this is impacting your operations? And really your opinion on where we are in just the overall industry inventory rightsizing efforts? Thank you.

Jason D. Lippert - LCI Industries - CEO & Director
Thanks Katharine, it's Jason. I'll start. I think that if you talk to most of the OEMs, they're kind of anticipating a November, December, January type eat through all the excess inventory to get back. But that's only if retail, obviously, continue to hold at the pace it is. And like I said in my prepared remarks, that all indications from all of our OEMs have been, that the retail numbers that they get back every week and even up through last week have been pretty good for June and July. So we keep getting that strong retail, will be okay going forward, but with respect to production rates, we have a little bit of color, we have some customers that are continuing to run 5 days. We've had several that are backing down to 4 days for August, and anticipate may be being there for a month or so. But we generally don't -- like with the news we got on the slowdown, it comes pretty quick so they could pick back up pretty quick too, before you get on it.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Okay. And to give that November, December work through, you said that that depends on retail levels. But what's the assumption for retail growth to get to that November, December? So is it like, single-digit or flat? Maybe helping and understand that. Because I heard you on the July sales up 19%, but also what retail level does it get to that November, December level for right-size inventory?

Brian Michael Hall - LCI Industries - CFO
Kathryn, this is Brian. I think that what we're anticipating -- and this is through a lot of different discussions with OEMs, that are getting real-time data and various dealerships. So it's always a tricky question, because it really varies by brand. And I think we're anticipating maybe mid- to high single digits retail growth, when you look at the full year 2018. So that's kind of where it's been tracking and we think that it can continue to keep that pace. And so that's what we've utilized in our estimates, as to how the OEMs can work through their inventory issues.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Okay. As you know, that you -- as you mentioned in your prepared commentary, a lot of focus on lean initiatives. But if you could give a little more color of contribution of lean initiatives and pricing actions and in terms of really the back half and really even over the next 12 months, how -- what's the collective additive, you think you'll get from price in lean initiatives? I know it's difficult to say, as it's going to be enough to overcome cost because as we know, steel and aluminum and other cost continue to go up. But really like to quantify those 2 buckets on a rolling 12-month basis -- forward 12-month, that is?

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Brian Michael Hall - LCI Industries - CFO
Okay. This is Brian again, you're not going to like my answer, Kathryn. But, you can really look at -- if you think through a lot of things we commented on, both between Jason and I in our prepared remarks. When you think about acquisitions and the size of those acquisitions and the improvements that we're making there, the investments in lean and automation, the impact that those have, the price increases, the volatility surrounding all the tariff talks, it's really kind of hard to lay out what we think that -- how each one of those things are going to impact our margins in the back half of the year. I mean, all I can say is these are some of the more challenging times, when -- that we've worked through as a team, as it relates to maintaining and growing margins and we think it will continue to be that way through the back half of the year.

Jason D. Lippert - LCI Industries - CEO & Director
And I think, just to add -- again, it's Jason. But I think, historically, whenever there is challenging time, so whether it's a recession or whether it's a tariff, I think that, you lean back on our historical reaction and the things that we do to get through all that stuff. We always find a way to come through it, in a way that's meaningful for our company and our customers, all of our partners around our business. So as challenging as the last 12 months have been. We expect to see some challenges in the next 12 months, but we feel confident, that we can work with our business partners to get through it, to generate the results that are going to make everybody happy.

Scott T. Mereness - LCI Industries - President
Katharine, this is Scott. I'll give you may be a few more details. In terms of the beam processing center that we've been talking about, as far as the $30 million CapEx project, automation project, that would be a -- at this point, the online date would be late August of '19. And so, that's another 12 months out. But certainly, that's something to look forward to, as far as things that are well underway as far as that project goes. I would also tell you, just to give you maybe a little bit more color on the steel market. There's only been -- we're in the third period. But in the last 10 years, there's only been two other times besides the period we're in right now, where steel prices have been in excess of $800 a ton. And each of those two times, once in 2011 for 5 months, the other time in 2008 for 9 months. Right now, we're in the -- almost going on the 6 month of steel prices north of $800 a ton. What I can tell you is that, tariffs have caused us to go north of $800 a ton in tariff-related pressures. But I would tell you that supply and demand suggest that there is a good possibility, that at some point in the next 12 to 24 months, there's a possibility that steel prices would come back down underneath the $800 ton level. So we're almost at $900 to speak specifically. And if it drops more than $100 a ton, that's a significant difference in our commodity cost. So again, not trying to forecast, just explaining the past over last 10 years and supply and demand really work, I think, to our favor when you look at those types of price levels.

Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Very helpful. Final question -- no, just put it like a quick review of thoughts of cap allocation with net debt to EBITDA as such low levels. Note acquisitions continue to be a focus for you, but if you could just give your quick thoughts on capital allocation and thoughts about how to use that cash?

Brian Michael Hall - LCI Industries - CFO
This is Brian, again. Really no changes in our strategies, as it relates to the deployment of our capital. We look first and foremost at acquisitions and reinvesting in the business through capital expenditure. So that's -- those are the first two categories, and it remains our focus to date. Third would be our long-term strategy of returning cash to our shareholders in the form of dividends. So we remain focused on those three. We've talked at times about share repurchases, but that would be lagging fourth category. And we're still focused on those other three today.

Scott T. Mereness - LCI Industries - President
And one more comment, Kathryn. In terms of acquisition pipeline, I mean, we're as excited as we've ever have been as a team, when we look at the opportunities. Really, all over the world, including Europe, including adjacent markets and aftermarkets, we have a great list of companies that we're looking at. And I think we're super positive about the -- what activities we're working on right now.

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Kathryn Ingram Thompson - Thompson Research Group, LLC - Founding Partner, CEO and Director of Research
Great, thank you very much.

Operator
Our next question comes from Scott Stember with CL King and Associates.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
You mentioned comments about what you're hearing from your OEM customers about retail, June and July. Could you maybe just explain that out a little bit, whether it's been an improvement over May? Or just -- is it just been continuing on the recovery that we saw in May?

Jason D. Lippert - LCI Industries - CEO & Director
I don't have specific numbers in terms of the comments that I made. But I would tell you that, they made it sound like -- obviously May was better than April. June might have been the same to a little bit better than May, but just strong all the way around, as good as we could expect for the climate that we're in.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Got it. Okay. And just factoring your commentary about when you think things would bottom up from an inventory stand point? And with your sales being up 18% for July, where would you think -- what's your estimation of industry shipments for the third quarter as far as growth or declines? Obviously, it's going to be down somewhat I imagine.

Brian Michael Hall - LCI Industries - CFO
Yes, it's tough getting back to the comments about it, varies greatly by brand. But I think overall, what we've estimated based on production schedules that we've heard, which don't go out very far. So you have to make some estimates there. And talks around what will happen from an ordering perspective by the dealers coming into the open house in September. That maybe mid -- if you look at Q3, maybe mid-single digits down relative to the prior year. So that's the way we're looking at.

Jason D. Lippert - LCI Industries - CEO & Director
And just getting to that around 510,000 units for the year, you can just back into that from where we're today. It's kind of what we're thinking today, it could change a little bit.

Scott T. Mereness - LCI Industries - President
And I think one other comment, just in terms of our July sales break out, 12% was through acquisitions, 7% -- it's actually 19% not 18%, Scott. But

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so 7% organic and what that really means for us, at least in the third quarter, all 3 of these major acquisitions, Taylor Made, Hehr and ST.LA. have all happened in 2018. What that means for us, is that acquisitional pop in revenue will continue to see at that type of level. The remainder of 7% really is a part, I think that you're talking about. And our content growth, i.e., Furrion products and whatnot will be tailwinds to the headwinds that we talked in terms of the wholesale shipments. So we're still -- we still feel again, optimistic that our company is still in growth mode, when you look at even these types of headwinds and challenging conditions.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
All right. And with regards to price increases, it sounds like you put another one through late this quarter. Maybe just frame it out in the size, maybe without direct numbers, but just compare it to some of the previous increases? And now that raw materials, that are -- sounds like they're mostly flattening out this third quarter. Should we see -- all things in, would you expect the gross margin at least sequentially to continue to improve, like we saw in the first quarter? That's all I have, thank you.

Jason D. Lippert - LCI Industries - CEO & Director
Yes, Scott, it's Jason. I'll start off just commenting on the -- we didn't give anything differently than what we announced on the last quarter earnings call. So I think we talked last quarter about putting some steel increases through in the June timeframe. We really don't give numbers as to what we give out, but that covers that on the steel side. And I think the most important thing, with respect to the increase, is in respect to margins and raw material cost and where they're heading is exactly back to what Scott said with steel, is that we feel that steel pricing has stabilized. That's been the biggest headache for us, because we buy so much. And as you know, we've talked about this time and time again over the years, with respect to what happens with pricing as materials go up and down, we drag it out giving it to our customers, so that we can give them ample time to think about how that's going to affect the bill-of-materials and ultimately impact pricing, that will ultimately impact the retail customer. So we drag our feet, really thinking it out well and working with our customers on what we're going to give and when we're going to give it. And then when steel starts to back down, then we take a little bit off the table. And when we give our customers the pricing for steel-related increases, we're not giving them 100%. We are finding ways, through lean, through just eating some of it and hold some of that back, like we always have. So we'll benefit a little bit as steel prices start to come down. We don't feel that they're going to go up anymore, we feel they're at their peak. So we're kind of at the -- we should see some of those tailwinds at some point like Scott said, I don't know if it will be 12 months, but it's certainly in the near future. And the hardest part of all this has been stomaching all the increases that have been slamming us over the last three quarters.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst
Got it, that's all I have, thanks.

Operator
Our next question comes from Daniel Moore with CJS Securities.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Morning, thanks for taking my questions. Just -- I think if I put together some of your commentary around marine and international, we're up to $370ish million run rate in revenue. Where do you see that heading to over the next, call it, 2 to 3 years?

Scott T. Mereness - LCI Industries - President
Well, first and foremost, if you back up a few years, we started our adjacent team back in 2010. We started our international team as recently as 2014.

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And those teams really were formulated coming out of the recession, when we were -- continued to be passionate about winning and wanting to find other ways to diversify our company. So the coming out of the recession, we started with adjacent, followed up by aftermarket and then finally with international. If you look at those revenues as recently as 4 years ago, they were $7 million combined. So $7 million growing to $370 million and it break down $250 million to marine and $120 million into the international space. So very, very happy with our traction that we've gained in those two growth areas that we identified coming out of the recession. To answer your question in terms of where it's going? We continue to feel like Jason said earlier, we continue to feel that the marine market is a very similar market to the RV space, in that the customers are relationship-type customers. A lot of the products have overlapped. Certainly, our furniture have a lot of core competency overlap as it pertains to the RV furniture operations that we have. And then when you consider the international opportunity, we have over $1.4 billion of incremental addressable market in the international space. And we're sitting at $120 million. So certainly, we're only getting started when we look at that and our goal there is to penetrate that market and become a significant supplier to the Caravan market, specifically in Europe and then to a lesser extent the Australian market. But the acquisitions that we've made, we've been able to bring on great teams and continue to grow each of those acquisitions. So I think the future is bright for both of those, both the marine and international spaces.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Very helpful. And then switching gears, I think you quantified start-up and facility costs at about 50 bps for Q2. What would your expectations be for Q3, kind of comparable to the 80 basis points in Q1 and 50 in Q2.

Brian Michael Hall - LCI Industries - CFO
I mean, I don't have a solid estimate on that. But thinking through which -- what's included in that, there's a couple of those that will fall off, mid-third quarter. So I would expect it to continue to come down. It won't go away, but it will continue to come down some.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Got it. And then, forgive me if you answered this, I had to jump for a second. Just in terms of, I think, Scott had asked sequential gross margins. Obviously, you get the benefit of rising -- of price increases but then Q3 also is seasonally softer with lower absorption. So you know, gross margin is kind of similar, you think you can hold the line in Q3 versus Q2? Any color would be great? Thanks.

Brian Michael Hall - LCI Industries - CFO
I would -- looking sequentially to Q3. I mean, I think you got a lot of pluses and minuses there. We do have some -- like we talked earlier about price increases and the timing of when most things have come into play. But you also have steel prices the potential for tariffs you have I think some of those tariffs do become effective for us during the third quarter. So those could be offset. So I think we're looking at a more of a flat from a margin perspective, especially given the slowdown in the wholesale shipments.

Daniel Joseph Moore - CJS Securities, Inc. - Director of Research
Got it. Very good. And Lastly -- appreciate that Brian. You mentioned, Jason reorganizing product and contents, does that involve a little bit of de-contenting, is that maybe a headwind or a slight offset to the really strong content gains we've seen from Furrion and leveling devices, et cetera going forward? Or can you continue to sort of hold the line and grow content even with some of those shifts? Thank you very much.

Jason D. Lippert - LCI Industries - CEO & Director
Yes. I think that -- lets just go back to the recession, post-recession everybody thought. The way or the future is going to be lighter, smaller, more cost-effective units and that, it did make a huge impact and we're still, kind of, in that mode today. But I think through all that, even though, we've

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got a lot of smaller units out there than what we used to have, we're still finding ways to grow content. So I don't worry about it because you look at our product lines and our product breadth, we're all about features and value, and functionality, and creating products, innovating products that don't exist today that didn't exist yesterday. So that's what people wanting in their units and they are taking out more of the things that aren't really adding value, more of the commoditized stuff, things that just are vanilla or people don't notice or people don't get the value out of. So I think what we're seeing and they've been de-contenting since March, feels like, and our content is growing. So I think again, if you look historically, we're able to develop products that one of the reasons, we love having the robust R&D center, as that, we're constantly cranking out products that are new to the market, that add value and add content, but also taking a 100% of our core products and adding value to all those. So whether you take in a piece of furniture and adding a cup holder, a lighted cup holder or a motorized foot rest or you're taking a leveling system that was one way yesterday and we add two or three other features to it. We can find ways to charge more that way. We've taken a step recently. The industry has used the same step for 50 years, such as the fold-up manual step, and it's $45 item for the OEMs and now everybody's buying our new step that plants off the ground and folds up into the unit for a $140. So it doesn't always mean creating new products that don't exist, it's creating product content that existing products that didn't exist. So we think we're going to be successful there.

Operator
The next question comes from Craig Kennison with Baird.

Alice Linn Wycklendt - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Good morning gentlemen, this is Alice on for Craig. Many of my questions have been answered. But I wanted to touch on Taylor Made, just briefly. I think, it sounds like it's performing very well, particularly on the margin improvement front. Any more detail on what's driving your success there, just call it 6 months in your ownership and maybe what opportunity remains?

Brian Michael Hall - LCI Industries - CFO
Yes. I'll start, Alice this is Brian. The margin improvement that I noted, it's interesting that happened to be the same amount of basis points on Lexington and Taylor Made. So -- but we're very early in the Taylor Made progress and up -- to be up 150 basis points already in less than 6 months. We're pretty excited about it. And really it's been a focus on all areas. I mean, looking for cross-selling opportunities, their volumes are outstanding. Looking for cost-saving opportunities in their facilities, whether it be through the sourcing opportunities and opportunities to reduce scrap. I mean, those -- I would say the cross-selling opportunities, the purchasing synergies and opportunities on scrap are probably some of the three big hitters. So -- but I think there's a lot of opportunities left there, especially given they're only less than 6 months in.

Jason D. Lippert - LCI Industries - CEO & Director
Yes, and it was a capital starved business. So they did not put in the capital, the used some of the equipment that makes operating and manufacturing more efficient. Then you know the other big one is purchasing, that Brian mentioned, there's lots of purchasing synergies, they were a much smaller company. And then there is cross-selling opportunities, big-time synergies around our aftermarket, they have a substantial aftermarket presence, we've got a substantial aftermarket presence. So we're getting those teams together, there's a lot of good to come there.

Alice Linn Wycklendt - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Great, that's all for me, thanks.

Operator
Our next question comes from Seth Woolf with Northcoast Research.

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Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Hey guys, thanks for taking my question. I guess -- I just wanted to start of point of clarification first of all. I think Brian, there was a question earlier about the normal seasonality in the business and you said it would be flat. So if you look at sequentially flat gross margins that implies -- lean enough that they would be flattish, maybe up slightly year-over-year in 3Q. And just thinking about some of the commentary, you know, we've got potential tariffs, you're just coming of really sharp steel price increases. So with -- is that the right way to think about it, even though they're usually down 100 to 125 basis points seasonally?

Brian Michael Hall - LCI Industries - CFO
I mean, I definitely think it's going to be a challenge. But to maintain -- like I said, you've got price increases, you've got some things going in your favor that should help -- yes, you don't -- we definitely have leverage that we can obtain year-over-year because we should be up from a sales perspective and not down. So you should be able to work through some of that and pick up some gains. But the big unknown is, when you look at just the tariff talk and what some of our input costs may or may not do, that's a piece that's hard to nail down. I do think that from what we consume from steel and aluminum perspective, that's not going to move to a favorable position for us in Q3. So that's certainly a headwind, against all of the favorable tailwinds that maybe, call it, what I mentioned previously. So hope that helps.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Yes. That does, thank you. So I guess just on that point, I know there's a lot of talk like 301, have you guys -- some of the companies -- some of the other companies that I cover, put numbers around what they think the impact could be. If you did, I apologize, I missed it. But have you -- how are you thinking about that right now? And I realize it's the dynamic environment where it can literally change -- with a tweet, but I'd love to know, like how are you guys thinking about that? And what kind of headwind might you have to overcome?

Scott T. Mereness - LCI Industries - President
So the first question is were there any tweets in the last 40 minutes, I would assume not. So I'll answer that question, as there has been no tweets. But Seth, this is Scott. In terms of 301, list 1 and list 2, these are things that we've already known about for a long time, are already in place, and are affecting our bill-of-material like Brian had just alluded to. In terms of the bigger list 3, that continues to lean out there, $200 billion worth of potential products, that's kind of a TBD. And again, it's anybody's guess as to whether or not it's quickly or takes more time. What I could probably say, that as at -- your question revolved around Q3. When you kind of think about list 3, and again, it could include things like furniture, some furniture importing, it could also include some other products like electronics, but what I can tell you because it's so new and it's still being determined and decided, I would be surprised if it affected our Q3 to a larger extent. So list 1 and list 2, definitely, like Brian said has already kind factored in and hitting our billing material. And then list 3 to be determined.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Okay. And then one more, if I could. Jason appreciate the color on the end-market and then how you guys are thinking about production. I guess, if you could just -- just to summarize everything, the way that I interpreted it, so right now through July, kind of feels to you like we're seeing mid-single-digit retail growth. And if that pace continues through the end of the year, you think maybe in 3Q, we'll see mid-single-digit shipment declines and then it sounds like a flattish down low single-digits as we sit here today in 4Q, based on how retail trends, is that fair, number 1? And number 2, have you guys kind of flexed your assumptions to account for the possibility, that dealers destock a little bit, and If so, what you think the down-size risk is here?

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Jason D. Lippert - LCI Industries - CEO & Director
So I think your assessment of Q3, Q4 is as good as anybody could guess. Obviously, it's a guess and things could change overnight for the good or for the bad. But I think it's a pretty good way you put color on it. But as far as the de-stocking comment, again, we'll deal with it if it comes up. I don't anticipate that. I think that when they start blowing through inventory with good retail, they're going to need to order and be ready for the selling season coming up next year. They can't go into that with a low amount of unit. So -- and then considering all of that on the RV side, I just -- we still have this $5 billion in opportunity in terms of content that we have on our investor slide presentation. And again, just remember that any of these challenging environments, we've got historical track record of navigating through the stuff really well.

Seth Woolf - Northcoast Research Partners, LLC - VP & Research Analyst
Alright, thanks guys.

Operator
Our next question comes from Greg Badishkanian with Citigroup.

Gregory R Badishkanian - Citigroup Inc, Research Division - MD and Senior Analyst
Great, thank you. So you mentioned looking for increased ways to -- for automation, some other people have discussed some easing labor constraints. So are you talking about ways to maybe increase throughput versus cost savings opportunities?

Jason D. Lippert - LCI Industries - CEO & Director
We are always looking at that. I mean, that's part of what continuous improvement is all about. And we've got a substantial team dedicated to that all over the company, working at all of our key divisions. So I don't know if I can add anymore color than that for you. But it's something that we're working on and I think different than a lot of -- maybe a lot of companies are in this -- in our industry. We've got dedicated lean and automation personnel and teams in our company, focused on. And I think it's really hard to talk about it, unless you have teams that are dedicated and we have that.

Gregory R Badishkanian - Citigroup Inc, Research Division - MD and Senior Analyst
Makes sense. And you talked about from an OEM perspective, you've got a lot of color there. I know it's further away the dealer from -- the supply chain. But what's kind of the color you're getting in terms of their pushing back on potential price increases, kind of their thoughts on the retail landscape?

Jason D. Lippert - LCI Industries - CEO & Director
Yes. I mean we talked to a couple of dealers, that's probably, we had a better question for the OEMs. But the dealers we've talked to, just -- they color it -- frame it up the same way, that we have put it here. I think at the end of the day, I think I said it in my comments, but as they -- we have a high level of confidence in the dealers and the OEMs to appropriately price the product. Given all the stuff that's swirling around with respect to increases and tariffs and things like that. De-content, reorganize content, however you want to call, they do a great job at pricing the product appropriately for the retail expectations. So might be a little bit higher, they can't avoid some of it, but I think they've mitigated it and been creative enough in terms of the pricing, but they're setting for the retail so they can still move a good level of product.

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Gregory R Badishkanian - Citigroup Inc, Research Division - MD and Senior Analyst
Thank you.

Operator
And I'm not showing any further questions at this time. I'd like to turn the call back over to Jason for closing comments.

Jason D. Lippert - LCI Industries - CEO & Director
Well, that will be it for today's call. We appreciate all the questions and everybody jumping in today. So we'll see you on Q3's call in a couple of months. Thanks.

Operator
Ladies and gentlemen, this does conclude today's presentation. You may now disconnect, and have a wonderful day.

Editor
Forward-Looking Statements

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

AUGUST 2, 2018 / 03:00PM GMT, LCII - Q2 2018 LCI Industries Earnings Call

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